EXHIBIT 1.1.3

Registration stamp by Inspection # 7748

of the Federal Tax Service of Russia

State Registration Certificate as of

12 January 2005

OGRN # 2057740000019

Position: Deputy Head of Interregional

Inspectorate of the Federal Tax Service

of Russia No48 of the City of Moscow

Signature: O. E. Korniyko

APPROVED

By the Board of Directors of

Open Joint Stock Company “Vimpel-Communications”

Protocol w/n dated November 29, 2004

on the ground of the decision of the

General Shareholders Meeting of

Open Joint Stock Company “Vimpel-Communications”

on increase of the Charter capital

Protocol No.32, dated October 24, 2003

Seal: Federal Tax Service of Russia The copy of the document is kept at the registration department	/s/ Alexander Izosimov General Director and Chief Executive Officer Open Joint Stock Company “Vimpel-Communications” Seal of Open Joint Stock Company “Vimpel-Communications”

Amendment to the Charter

of Open Joint Stock Company “Vimpel-Communications”

To amend Clause 6.1 of the Charter of the Company in its entirety and to set forth the latter as following:

“In addition to the issued and outstanding shares, the Company shall have the right to issue an additional 38,718,978 (Thirty Eight Million Seven Hundred Eighteen Thousand and Nine Hundred Seventy Eight) common registered shares having a nominal value of 0.5 kopecks (Five Tenths of a kopeck) each (each such share is referred to as an “Authorized Common Share”). The rights vested by such shares of common stock are set forth in Articles 3.2, 3.4 and 6.4 hereof.

The Charter Capital of the Company constitutes 288,538.11 rubles (Two Hundred Eighty Eight Thousand Five Hundred Thirty Eight Rubles and Eleven kopecks) and is divided into 51,281,022 (Fifty One Million Two Hundred Eighty One Thousand and Twenty Two) issued and outstanding registered common shares at a nominal value of 0.5 kopecks (Five Tenths of a kopeck) each (each such share is referred to as a “Common Share”) and 6,426,600 (Six Million Four Hundred Twenty Six Thousand and Six Hundred) issued and outstanding registered Type A preferred shares at a nominal value of 0.5 kopecks (Five Tenths of a kopeck) each (each such share shall be referred to as a “Preferred Share”).

One hundred percent (100%) of the Charter Capital has been contributed as of the registration date hereof.”